Exhibit 99.1
For Immediate Release
Date: July 30, 2008

Contacts:	J. Williar Dunlaevy	Paul H. Bruce
	Chairman & Chief Executive Officer	Chief Financial Officer

Phone:	413-445-3500	413-445-3513
Email:	bill.dunlaevy@legacybanks.com	paul.bruce@legacybanks.com
Legacy Bancorp, Inc. Reports Results for Quarter Ended June 30, 2008
PITTSFIELD, MASSACHUSETTS (July 30, 2008): Legacy Bancorp, Inc. (the “Company” or “Legacy”) (NASDAQ: LEGC), the holding company for Legacy Banks (the “Bank”), today reported net income of $914,000, or $0.11 per diluted share for the quarter ended June 30, 2008, which represents an increase of $199,000, or 27.8%, from net income of $715,000 in the second quarter of 2007. Year to date, the Company has generated net income of $1.3 million, or $0.16 per diluted share, an increase of $113,000, or 9.3%, from the first six months of 2007. The increase in both periods was primarily the result of higher net-interest income, offset somewhat by lower non-interest income and higher operating expenses. Book value per share and tangible book value per share were $14.35 and $12.94, respectively, at June 30, 2008.
J. Williar Dunlaevy, Chief Executive Officer, commented “We are pleased to report very solid results for the 2008 second quarter, with a 27.8% earnings increase over the 2007 second quarter. Earnings per share for the quarter came in at eleven cents, an increase of 37.5% over the corresponding 2007 number. Core earnings growth was even more impressive as it was 71.2% ahead of a year ago. Our core efficiency ratio was 78.7%, compared with 86.5% a year ago.
“One of the major factors behind the improved financial performance is that we were able to increase our net interest margin to 3.30%, up from 3.00% a year ago, and up from 2.89% in the fourth quarter of 2007. Legacy associates accomplished this with solid loan growth, disciplined pricing on both sides of the balance sheet, and a commitment to growing core deposit and multi-service relationships. Our operating expenses were up 6.4% over the same quarter a year ago, which is impressive given that we were operating with 16 offices this year compared to 11 in 2007. Again, we credit our associates for this accomplishment. They truly have embraced our Delta Project and have responded positively to the efficiency improvements we implemented late in 2007.
“In spite of the difficult economic environment and the credit and banking crisis, our improved earnings, asset quality, and capital position are strengths that distinguish Legacy. Those strengths will continue to be the foundation for our operations. Legacy has not participated in or invested in sub-prime or predatory lending. If the banking world followed fundamental community banking lending practices, there would probably not be such a severe mortgage crisis today.
“Earlier this month we opened a de novo office at 39 North Pearl Street, Albany, New York, in the heart of the Capital District. We have great expectations for this, our newest and 17th office. Previously we announced regulatory approval for our 18th office in Latham, NY, and we anticipate that opening in the fourth quarter.”
The Company’s total assets increased by $566,000, or 0.1%, from $924.5 million at December 31, 2007 to $925.1 million at June 30, 2008. Within the overall balance sheet, the gross loan portfolio, excluding loans held for sale, increased by $29.4 million, or 4.5%, in the first six months of 2008, almost all of which occurred in the second quarter. Commercial real estate and other commercial loans increased $24.2 million, or 10.1%, to $264.1 million. Residential mortgages increased by $3.4 million, or 1.0%, during the first six months. Much of the mortgage loan production was in the 30 year fixed rate category, a product which the Bank currently sells. The investment portfolio has increased by $12.6 million, or 8.3%, while cash and cash equivalents decreased $43.3 million, or 69.6%, at June 30, 2008 as compared to the prior year end. Excess short-term cash at year end was reinvested in securities and loans during the first two quarters of the year.
Deposits decreased by $19.4 million, or 3.2%, to $591.0 million. This overall decline was caused by a decrease of $22.7 million, or 8.3%, in certificates of deposit (CDs). Other decreases in certain money market and savings accounts were offset by an increase in Smart Banking/relationship savings accounts of $13.4 million, or 11.9%. The Bank aligned its CD pricing with the yield curve and allowed the runoff of high rate, single-service CD’s. To offset that outflow, the Bank increased its level of advances from the Federal Home Loan Bank of Boston by $25.1 million, or 15%, at June 30, 2008 as compared to the end of 2007. This shift of funding sources allowed the Bank to take advantage of lower cost borrowing alternatives while also lengthening certain liabilities, which in turn improved its asset and liability management position.
Stock repurchases were the primary contributor to an overall decrease in stockholders’ equity of $4.8 million, or 3.6%, as of June 30, 2008. Legacy purchased 303,600 shares of stock at an average price of $13.85 per share in the first two quarters of 2008 as part of the Stock Repurchase Program announced in December 2007. Total equity was positively affected by a contribution of $1.3 million from net income and the amortization of unearned compensation. These increases to equity were offset by the declaration of a dividend of $0.05 per share during each of the first and second quarters of 2008 as well as an increase in the unrealized loss on available for sale investment securities.
Asset quality remains strong at the close of the second quarter. As mentioned in the Company’s first quarter 2008 earnings call, overall nonperforming loans had increased to $7.7 million as of March 31, 2008 due primarily to a $5.5 million commercial construction loan which the Bank placed on non-accrual status in the first quarter. As of June 30, 2008 total nonperforming loans has decreased to $6.4 million. The additions to nonperforming loans during the year have resulted in an increase in their ratio to total assets to 0.70% at June 30, 2008 from 0.17% at

December 31, 2007. Legacy is, and always has been, diligent in evaluating its loan portfolio, especially given the current economic environment.
The provision for loan losses increased by $153,000, or 79.3%, in the second quarter and by $133,000 or 30.4% for the full six months as compared to the same periods in 2007. This increase was a reflection of both the difference in the amount of and mix of loan growth for the respective periods, as well as higher net charge-offs in 2008. The allowance for loan losses to total loans stood at 0.85% at June 30, 2008, as compared to 0.85% at December 31, 2007 and 0.81% at June 30, 2007.
The Company’s net interest income increased by $1.1 million, or 18.6%, in the second quarter, and by $1.4 million, or 11.6% year to date as compared to the same periods in 2007. The net interest margin (“NIM”) was 3.30% for the three months ended June 30, 2008, an increase of 30 basis points from both the first quarter of 2008 and the second quarter of 2007, as changes in the yield curve have enabled the Bank to reprice its liabilities downward at a faster rate than its assets. Year to date the NIM was 3.15%, which represents an increase of 7 basis points from the same period of 2007.
Non-interest income for the quarter totaled $1.4 million, a decrease of $325,000, or 18.6%, compared to the second quarter of 2007. Year to date, non-interest income has decreased by $372,000, or 12.6%, as compared to the first half of 2007. The decrease in both periods is primarily due to the change from year to year in the net gain or loss on the sale of securities and an accounting charge for securities which are deemed to be other than temporarily impaired. The Bank recorded a net gain of $41,000 for the second quarter of 2008, and a net loss of $118,000 year to date as compared to net gains of $305,000 and $393,000 in the same periods in 2007. Contributing to this decrease from year to year was the write down of preferred stock issued by the Federal Home Loan Mortgage Corporation and Federal National Mortgage Association in the first quarter of 2008, resulting in an impairment charge of $246,000 as well as other impairment charges in the second quarter. The year-to-date decrease in non-interest income was partially offset by an increase of $121,000, or 99.2%, in income from bank-owned life insurance (BOLI) as a result of the Bank’s investment in $9.8 million of BOLI during the second quarter of 2007.
Operating expenses increased by $403,000, or 6.4%, for the second quarter of 2008 as compared to the same period of 2007, and by $888,000, or 7.1% year to date. The December 2007 acquisition of five full service branch offices in eastern New York from First Niagara Bank (First Niagara) has contributed to increases in occupancy and equipment, data processing, advertising and other general and administrative (G&A) expenses in both the quarter and year to date totals. Salary and benefit increases related to these offices were offset by decreases achieved from the reduction in workforce which occurred at the end of 2007. Salary and benefit expenses also benefited from a $439,000 decrease in amortization expense related to the 2006 Equity Incentive Plan due primarily to the accelerated nature of the amortization. Additionally, other G&A expenses increased as a result of the amortization of the $3.2 million core deposit intangible acquired as part of the First Niagara transaction. The improvement to net interest income helped the Company’s core efficiency ratio (reported efficiency ratio net of the effect of non-core adjustments) for the quarter improve to 78.7% from 86.5% in the year earlier period. Year to date, the core efficiency ratio has decreased to 81.7% in 2008 from 86.4% in the first six months of 2007.
CONFERENCE CALL
J. Williar Dunlaevy, Chairman and Chief Executive Officer, and Paul H. Bruce, Chief Financial Officer, will host a conference call at 3:00 p.m. (Eastern Time) on Thursday July 31, 2008. Persons wishing to access the conference call may do so by dialing 877-407-9205. Replays of the conference call will be available beginning July 31, 2008 at 6:00 p.m. (Eastern Time) through August 7, 2008 at 11:59 p.m. (Eastern Time) by dialing 877-660-6853 and using Account #286 and Conference ID #290754 (both numbers are needed to access the replay).
FORWARD LOOKING STATEMENTS
Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management, as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions. As a result, actual results may differ from those contemplated by these statements. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Certain factors that could cause actual results to differ materially from expected results include changes in the interest rate environment, changes in general economic conditions, legislative and regulatory changes that adversely affect the businesses in which Legacy Bancorp is engaged and changes in the securities market. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release and the associated conference call. The Company disclaims any intent or obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.
NON-GAAP FINANCIAL MEASURES
In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. We believe that providing certain non-GAAP financial measures, such as core efficiency ratio, provides investors with information useful in understanding our financial performance, our performance trends and financial position. A reconciliation of non-GAAP to GAAP financial measures is included in the accompanying financial tables, elsewhere in this report.

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	June 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS

Cash and due from banks	$13,227	$13,931
Short-term investments	5,698	48,294

Cash and cash equivalents	18,925	62,225

Securities and other investments	164,665	152,054
Loans held for sale	—	395
Loans, net of allowance for loan losses of $5,866 in 2008 and $5,568 in 2007	682,949	653,629
Premises and equipment, net	19,207	18,866
Accrued interest receivable	3,424	3,404
Goodwill, net	9,687	9,687
Net deferred tax asset	6,622	5,580
Bank-owned life insurance	15,033	14,788
Other assets	4,595	3,913

	$925,107	$924,541

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$591,014	$610,447
Securities sold under agreements to repurchase	5,142	4,055
Federal Home Loan Bank advances	192,494	167,382
Mortgagors’ escrow accounts	874	1,034
Accrued expenses and other liabilities	7,271	8,531

Total liabilities	796,795	791,449

Commitments and contingencies

Stockholders’ Equity
Preferred Stock ($.01 par value, 10,000,000 shares authorized, none issued or outstanding)	—	—
Common Stock ($.01 par value, 40,000,000 shares authorized and 10,308,600 issued at June 30, 2008 and December 31, 2007; 8,940,360 outstanding at June 30, 2008, and 9,240,960 outstanding at December 31, 2007)	103	103
Additional paid-in-capital	102,148	101,720
Unearned Compensation – ESOP	(8,421)	(8,787)
Unearned Compensation – Equity Incentive Plan	(3,183)	(3,525)
Retained earnings	59,222	58,709
Accumulated other comprehensive (loss) income	(2,003)	270
Treasury stock, at cost (1,368,240 shares at June 30, 2008 and 1,067,640 shares at December 31, 2007)	(19,554)	(15,398)

Total stockholders’ equity	128,312	133,092

	$925,107	$924,541

LEGACY BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)

Interest and dividend income:
Loans	$10,379	$10,003	$20,904	$19,541
Securities:
Taxable	1,911	2,031	3,856	4,070
Tax-Exempt	126	66	242	132
Short-term investments	50	137	214	293

Total interest and dividend income	12,466	12,237	25,216	24,036

Interest expense:
Deposits	3,545	4,547	8,061	8,645
Federal Home Loan Bank advances	1,921	1,778	3,788	3,390
Other borrowed funds	21	29	48	62

Total interest expense	5,487	6,354	11,897	12,097

Net interest income	6,979	5,883	13,319	11,939

Provision for loan losses	346	193	571	438

Net interest income after provision for loan losses	6,633	5,690	12,748	11,501

Non-interest income:
Customer service fees	863	932	1,609	1,648
Portfolio management fees	304	295	582	563
Income from bank owned life insurance	109	100	243	122
Insurance, annuities and mutual fund fees	49	61	114	109
Gain on sales of securities, net	385	305	472	393
Loss on impairment of securities	(344)	—	(590)	—
Gain on sales of loans, net	52	49	117	97
Miscellaneous	10	11	33	20

Total non-interest income	1,428	1,753	2,580	2,952

Non-interest expenses:
Salaries and employee benefits	3,620	3,826	7,195	7,571
Occupancy and equipment	931	713	1,843	1,414
Data processing	647	521	1,283	1,035
Professional fees	184	266	351	550
Advertising	304	269	559	444
Other general and administrative	1,060	748	2,179	1,508

Total non-interest expenses	6,746	6,343	13,410	12,522

Income before income taxes	1,315	1,100	1,918	1,931

Provision for income taxes	401	385	587	713

Net income	$914	$715	$1,331	$1,218

Earnings per share
Basic	$0.11	$0.08	$0.16	$0.13
Diluted	$0.11	$0.08	$0.16	$0.13

Weighted average shares outstanding
Basic	8,095,109	9,126,427	8,187,925	9,172,259
Diluted	8,129,991	9,153,185	8,219,011	9,197,331

LEGACY BANCORP, INC. AND SUBSIDIARIES
SELECTED CONSOLIDATED FINANCIAL HIGHLIGHTS AND OTHER DATA (UNAUDITED)
(Dollars in thousands except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007
Financial Highlights:
Net interest income	$6,979	$5,883	$13,319	$11,939
Net income	914	715	1,331	1,218
Per share data:
Earnings — basic	0.11	0.08	0.16	0.13
Earnings — diluted	0.11	0.08	0.16	0.13
Dividends declared	0.05	0.04	0.10	0.08
Book value per share — end of period	14.35	14.16	14.35	14.16
Tangible book value per share — end of period	12.94	13.85	12.94	13.85

Ratios and Other Information:
Return on average assets	0.40%	0.34%	0.29%	0.30%
Return on average equity	2.79%	1.97%	2.01%	1.66%
Net interest rate spread (1)	2.82%	2.24%	2.63%	2.29%
Net interest margin (2)	3.30%	3.00%	3.15%	3.08%
Efficiency ratio (3)	78.7%	86.5%	81.7%	86.4%
Average interest-earning assets to average interest-bearing liabilities	118.16%	123.55%	118.42%	125.29%

At period end:
Stockholders’ equity	$128,312	$141,773
Total assets	925,107	844,387
Equity to total assets	13.9%	16.8%
Non-performing assets to total assets	0.70%	0.14%
Non-performing loans to total loans	0.94%	0.19%
Allowance for loan losses to non-performing loans	91.13%	419.55%
Allowance for loan losses to total loans	0.85%	0.81%
Number of full service offices	16	11

(1)	The net interest rate spread represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.

(2)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.

(3)	The efficiency ratio represents non-interest expense for the period minus expenses related to the amortization of certain intangible assets, divided by the sum of net interest income (before the loan loss provision) plus non-interest income.

	Three Months Ended June 30, 2008			Three Months Ended June 30, 2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
	(Dollars in thousands)
Interest-earning assets:
Loans – net (2)	$670,887	$10,379	6.19%	$606,447	$10,003	6.60%
Investment securities	164,048	2,037	4.97%	167,715	2,097	5.00%
Short-term investments	10,971	50	1.82%	10,857	137	5.05%

Total interest-earning assets	845,906	12,466	5.89%	785,019	12,237	6.24%
Non-interest-earning assets	66,881			51,346

Total assets	$912,787			$836,365

Interest-bearing liabilities:
Savings deposits	$49,221	47	0.38%	$47,718	51	0.43%
Smart banking/relationship savings	125,789	600	1.91%	99,798	1,013	4.06%
Money market	57,159	314	2.20%	56,473	530	3.75%
NOW accounts	42,362	53	0.50%	35,980	59	0.66%
Certificates of deposits	255,176	2,531	3.97%	241,838	2,894	4.79%

Total interest-bearing deposits	529,707	3,545	2.68%	481,807	4,547	3.77%
Borrowed funds	186,201	1,942	4.17%	153,602	1,807	4.71%

Total interest-bearing liabilities	715,908	5,487	3.07%	635,409	6,354	4.00%
Non-interest-bearing liabilities	65,847			55,943

Total liabilities	781,755			691,352
Equity	131,032			145,013

Total liabilities and equity	$912,787			$836,365

Net interest income		$6,979			$5,883

Net interest rate spread (3)			2.82%			2.24%
Net interest-earning assets (4)	$129,998			$149,610

Net interest margin (5)			3.30%			3.00%
Average interest-earning assets to interest-bearing liabilities			118.16%			123.55%

(1)	Yields and rates for the three months ended June 30, 2008 and 2007 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

	Six Months Ended June 30, 2008			Six Months Ended June 30, 2007
	Average			Average
	Outstanding			Outstanding
	Balance	Interest	Yield/ Rate(1)	Balance	Interest	Yield/ Rate(1)
			(Dollars in thousands)
Interest-earning assets:
Loans – net (2)	$663,299	$20,904	6.30%	$595,647	$19,541	6.56%
Investment securities	166,567	4,098	4.92%	167,385	4,202	5.02%
Short-term investments	15,985	214	2.68%	11,868	293	4.94%

Total interest-earning assets	845,851	25,216	5.96%	774,900	24,036	6.20%
Non-interest-earning assets	66,606			46,051

Total assets	$912,457			$820,951

Interest-bearing liabilities:
Savings deposits	$50,446	101	0.40%	$48,334	105	0.43%
Smart banking/relationship savings	121,277	1,411	2.33%	97,830	1,992	4.07%
Money market	59,347	812	2.74%	52,406	920	3.51%
NOW accounts	41,196	112	0.54%	35,782	113	0.63%
Certificates of deposits	264,721	5,625	4.25%	235,246	5,515	4.69%

Total interest-bearing deposits	536,987	8,061	3.00%	469,598	8,645	3.68%
Borrowed funds	177,287	3,836	4.33%	148,877	3,452	4.64%

Total interest-bearing liabilities	714,274	11,897	3.33%	618,475	12,097	3.91%
Non-interest-bearing liabilities	65,826			56,101

Total liabilities	780,100			674,576
Equity	132,357			146,375

Total liabilities and equity	$912,457			$820,951

Net interest income		$13,319			$11,939

Net interest rate spread (3)			2.63%			2.29%
Net interest-earning assets (4)	$131,577			$156,425

Net interest margin (5)			3.15%			3.08%
Average interest-earning assets to interest-bearing liabilities			118.42%			125.29%

(1)	Yields and rates for the six months ended June 30, 2008 and 2007 are annualized.

(2)	Includes loans held for sale.

(3)	Net interest rate spread represents the difference between the yield on total average interest-earning assets and the cost of total average interest-bearing liabilities.

(4)	Net interest-earning assets represents total interest-earning assets less total interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average total interest-earning assets.

Reconciliation of Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company’s management uses these non-GAAP measures in its analysis of the Company’s performance. These measures typically adjust GAAP performance measures to exclude significant gains or losses that are expected to be non-recurring and to exclude the effects of amortization of intangible assets (in the case of the efficiency ratio). Because these items and their impact on the Company’s performance are difficult to predict, management believes that presentations of financial measures excluding the impact of these items provide useful supplemental information that is essential to a proper understanding of the operating results of the Company’s core businesses. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

	Three months ended June 30,		Six months ended June 30,
	2008	2007	2008	2007

Net Income (GAAP)	$914	$715	$1,331	$1,218
Less: Loss (gain) on sale or impairment of securities, net	(41)	(305)	118	(393)
Adjustment: Income taxes	12	107	(36)	145

Net Income (Core)	$885	$517	$1,413	$970

Efficiency Ratio (As Reported)	78.7%	86.5%	81.7%	86.4%
Effect of loss (gain) on sale or impairment of securities, net	—	—	—	—

Efficiency Ratio (Core)	78.7%	86.5%	81.7%	86.4%